NO.

UNDER THE LAWS OF THE STATE OF DELAWARE

Shares

MDNA LIFE SCIENCES INC.

This is to Certify

is the registered holder of

Common Shares in the capital of

MDNA LIFE SCIENCES INC.

The class or series of shares represented by this Certificate has rights, privileges, restrictions or conditions attached thereto and the Corporation will furnish to a shareholder, on demand and without charge, a full copy of the text of:

(i) the rights, privileges, restrictions and conditions attached to the shares represented by this certificate and to each class authorized to be issued and to each series insofar as the same have been fixed by the directors; and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable.

The Corporation has a lien on the shares represented by this Certificate for the indebtedness of the shareholder to the Corporation.

The right of the shareholder to transfer the shares represented by this Certificate is subject to restrictions.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers.

DATED this 28th day of February, 2015

R. Thayer

Secretary (Robert Thayer)

CERTIFICATE FOR

two hundred fifty eight thousand eighty eight
Common Shares of

MDNA LIFE SCIENCES INC.

Issued to:	**HARALD ERNEST SMART**
Date:	**February 28th, 2015**
Certificate:	**59**

****

For Value I received, I hereby assign and transfer unto

____

____ **Common Shares**

represented by the within Certificate

DATED ________________

In the presence of

______________________________   ______________________________